Exhibit 99.1

CYRUSONE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2015 has been derived from the historical consolidated financial statements of CyrusOne Inc. (together with its subsidiaries, the “Company”) and Cervalis Holdings LLC (“Cervalis”), as adjusted to give effect to the merger of Cervalis with a wholly-owned subsidiary of CyrusOne LP (the “Merger”), the incurrence of additional debt under CyrusOne LP’s senior unsecured term loan and the issuance of additional senior notes under its indenture (collectively, the “Transactions”), each of which occurred on July 1, 2015, and is intended to reflect the impact of the Transactions on the Company on a pro forma basis for the year ended December 31, 2015.

The Unaudited Pro Forma Condensed Combined Statement of Operations has been prepared by the Company using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

The following Unaudited Pro Forma Condensed Combined Statement of Operations is based on, and should be read in conjunction with:

•                  The accompanying notes to Unaudited Pro Forma Condensed Combined Statement of Operations;

•                  The historical audited consolidated and combined financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016;

•                  The historical unaudited condensed consolidated financial report of Cervalis as of and for the six months ended June 30, 2015 (included as Exhibit 99.1 to the Current Report on Form 8-K, as filed by the Company with the SEC on October 28, 2015);

•                  The unaudited pro forma condensed combined financial information of the Company for the nine months ended September 30, 2015 (included as Exhibit 99.1 to its Current Report on Form 8-K, as filed with the SEC on November 20, 2015);

•                  The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2015 (included as Exhibit 99.2 to its Current Report on Form 8-K, as filed with the SEC on October 28, 2015);

•                  The unaudited pro forma condensed combined financial information of the Company as of and for the three months ended March 31, 2015 and for the year ended December 31, 2014 (included as Exhibit 99.3 to its Current Report on Form 8-K, as filed with the SEC on June 22, 2015); and

•                  The historical audited consolidated financial statements of Cervalis as of and for the year ended December 31, 2014 (included as Exhibit 99.2 to the Current Report on Form 8-K, as filed by the Company with the SEC on June 22, 2015).

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2015 combines the Company’s historical results for the year ended December 31, 2015 with Cervalis’ historical results for the six months ended June 30, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations gives effect to the Transactions as if they had been consummated on January 1, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations does not include a pro forma balance sheet of the Company as of December 31, 2015. The historical audited consolidated balance sheet included in the Company’s Annual Report on Form 10-K as of December 31, 2015, as filed with the SEC February 26, 2016, gives effect to the Transactions.

The Unaudited Pro Forma Condensed Combined Statement of Operations has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

The Unaudited Pro Forma Condensed Combined Statement of Operations is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the financial statements of the Company and Cervalis. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the business or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

CYRUSONE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

	Historical
(in millions, except for shares and per share amounts)	CyrusOne Inc.	Cervalis Holdings LLC (See Note 3)	Pro Forma Adjustments	Note Ref	Pro Forma Combined Company
Revenue	$399.3	$39.5	$(0.3)	4(a)	$438.5
Costs and expenses:
Property operating expenses	$148.7	$16.9	$—		165.6
Sales and marketing	$12.1	$1.5	$—		13.6
General and administrative	$46.6	$2.2	$—		48.8
Depreciation and amortization	$141.5	$11.7	$0.5	4(b)	153.7
Transaction and acquisition integration costs	$14.1	$1.1	$(15.2)	4(c)	0
Asset impairments and loss on disposal	$13.5	$—	$—		13.5
Total costs and expenses	$376.5	$33.4	$(14.7)		395.2
Operating income	$22.8	$6.1	$14.4		43.3
Interest expense (income)	$41.2	$9.0	$(2.4)	4(d), 4(e)	47.8
Net income (loss) before taxes	$(18.4)	$(2.9)	$16.8		(4.5)
Income tax expense	$(1.8)	$—	$(0.3)	4(f)	(2.1)
Net income (loss)	$(20.2)	$(2.9)	$16.5		(6.6)
Noncontrolling interest in net income (loss)	$(4.8)	$—	$3.9	4(g)	(.9)
Net income (loss) attributed to common shareholders	$(15.4)	$(2.9)	$12.6		$(5.7)
Basic weighted average common shares outstanding	54.3				54.3
Diluted weighted average common shares outstanding	54.3				54.3
Loss per share - basic and diluted	(0.30)				(0.12)
Dividends declared per share	1.26				1.26

CYRUSONE INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1.    Description of Transaction

On July 1, 2015, CyrusOne LP completed its acquisition (the “Merger”) of Cervalis Holdings LLC (“Cervalis”). As a result of the Merger, Cervalis is an indirect, wholly-owned subsidiary of CyrusOne LP. In consideration for the Merger, CyrusOne LP paid approximately $400.0 million, excluding working capital and net debt adjustments and transaction-related expenses, in an all cash transaction. In addition, the Company assumed approximately $103.0 million of indebtedness and financing obligations. The Unaudited Pro Forma Condensed Combined Statement of Operations is intended to reflect that the net purchase price was paid using cash on hand as well as cash obtained under CyrusOne LP’s senior unsecured term loan and the issuance of additional senior notes under its indenture.

2.    Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Company’s audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the audited and unaudited consolidated financial statements of Cervalis and unaudited pro forma condensed combined financial statements of the Company included as exhibits to our Current Reports on Form 8-K filed on June 22, October 28, and November 20, 2015.

The Unaudited Pro Forma Condensed Combined Statement of Operations has been prepared by the Company using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Merger are based on those amounts recorded by the Company in its financial statements for the Merger.

The Unaudited Pro Forma Condensed Combined Statement of Operations included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2015 was derived from CyrusOne Inc.’s audited consolidated statement of operations for the year ended December 31, 2015 and from Cervalis’ unaudited condensed consolidated statement of operations for the six months ended June 30, 2015.

3.     Reclassifications of Historical Cervalis

Financial information presented in the “Historical Cervalis Holdings LLC” columns in the Unaudited Pro Forma Condensed Combined Statement of Operations represents the historical statement of operations of Cervalis for the six months ended June 30, 2015. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Cervalis.

	Before Reclassification	Reclassification Amount	#	After Reclassification
Statement of Operations - For the Six Months Ended June 30, 2015
Cost of Services	$28.3	$(28.3)	(1)	$—
Property operating expenses	—	16.9	(1)	16.9
Depreciation and amortization	—	11.7	(1),(2)	11.7
Interest expense	9.5	(0.5)	(2),(3)	9.0
Interest income	(0.2)	0.2	(3)	—

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2015:

(1)         Represents reclassification of “Cost of services” of $16.9 million to “Property operating expenses” and $11.4 million to “Depreciation and amortization.”

(2)         Represents reclassification of “Interest expense” of $0.3 million to “Depreciation and amortization.”

(3)         Represents reclassification of “Interest income” of $0.2 million to “Interest expense.”

4.     Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The Unaudited Pro Forma Condensed Combined Statement of Operations reflects the effect of the following pro forma adjustments:

(a)         Cervalis revenue includes the amortization of deferred set up fees. Those deferred set up fees are written off in acquisition accounting, and this adjustment removes the impact of the amortization of those fees, resulting in a decrease in revenue of $0.5 million for the year ended December 31, 2015. In addition, certain Cervalis contracts have pricing that increases each year; revenue under those contracts is recognized on a straight-line basis over the contract period. Upon the application of acquisition accounting, the amount of revenue recognized on a straight-line basis under these contracts would have been higher by $0.2 million for the year ended December 31, 2015.

(b)         Adjustment reflects a decrease to depreciation and amortization expense of $3.5 million for the year ended December 31, 2015 as a result of fair value accounting for investment in real estate and other fixed assets acquired and an increase to depreciation and amortization expense of $4.0 million for the year ended December 31, 2015 as a result of fair value accounting for definite-lived intangible assets acquired.

(c)          Adjustment reflects the removal of direct, incremental transaction costs of $15.2 million, which were incurred during the year ended December 31, 2015. These costs are removed from the Unaudited Pro Forma Condensed Combined Statement of Operations as a non-recurring charge directly related to the transaction that is already reflected in the historical financial statements of Cervalis and CyrusOne.

(d)         Adjustment reflects that, to consummate the Merger, CyrusOne LP borrowed $150.0 million under its senior unsecured term loan, which bears interest at LIBOR plus 1.65% (estimated to be 1.98%) and issued an additional $100.0 million of its 6.375% senior notes due 2022. This adjustment reflects an increase in interest expense associated with this additional debt of $4.4 million and the increase in source fees of $0.5 million, in each case for the year ended December 31, 2015. A hypothetical 0.125% increase or decrease in the expected weighted average interest rate under the senior unsecured term loan would increase or decrease interest expense associated with the Transactions by $0.2 million for a twelve month period.

(e)          Adjustment reflects the reduction of interest expense of $1.5 million for the year ended December 31, 2015 as a result of acquisition accounting for assumed capital leases and financing obligations of Cervalis and a reduction of interest expense of $5.8 million for the year ended December 31, 2015 due to the settlement of Cervalis debt in connection with the Merger.

(f)           Adjustment reflects the income tax effect for Unaudited Pro Forma Condensed Combined Statement of Operations adjustments using a 43% statutory tax rate applied to Cervalis managed services revenue. The statutory tax rate was determined using a 35% federal tax rate and a blended average state tax rate of 8% based on the jurisdictions in which Cervalis is located.

(g)          Adjustment reflects the noncontrolling interest portion of Unaudited Pro Forma Condensed Combined Statement of Operations adjustments.